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                                                                     EXHIBIT 5.1


                         [Letterhead of Dewey Ballantine LLP]




                                        May 26, 1998


Omnicare, Inc.
50 East RiverCenter Blvd., Suite 1530
Covington, Kentucky  41011

Ladies and Gentlemen:

          We have acted as special counsel for Omnicare, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company under the Securities Act of 1933 (the "Act"), for the purpose of registering under the Act of up to 2,412,326 shares (the "Shares") of the Company's common stock, par value $1.00 per share, proposed to be issued in connection with the merger between CompScript, Inc., a Florida corporation ("CompScript"), and CSI Acquisition Corp., a Florida corporation and a wholly owned subsidiary of the Company ("Merger Sub"), contemplated by the Agreement and Plan of Merger, dated as of February 23, 1998, as amended as of March 25, 1998 (the "Merger Agreement") among CompScript, the Company and Merger Sub.

          In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates and other documents as we deemed necessary or advisable for the purpose of expressing the opinion contained herein, including, without limitation, the following: the Restated Certificate of Incorporation, as amended, of the Company, the Amended Bylaws of the Company, the Registration Statement and resolutions adopted by the Board of Directors of the Company and a committee thereof. With respect to all of the documents reviewed, we have assumed, without investigation, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies.

          We are admitted to the Bar of the State of New York and express no opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware.

          Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms and conditions

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of the Merger Agreement, will be validly issued, fully paid and nonassessable.

          This opinion is rendered solely to you in connection with the above matter, and may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this Firm under the captions "The Merger -- Certain Federal Income Tax Consequences" and "Legal Opinions" in the Proxy Statement/Prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.



                              Very truly yours,


                              Dewey Ballantine LLP